Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. SUCCESSFULLY RESTRUCTURES
SECURITIES AND FEDERAL HOME LOAN BANK BORROWINGS PORTFOLIOS
ACQUIRED IN HAWTHORNE FINANCIAL ACQUISITION

Irvine, CA – June 14, 2004 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that, in connection with the close of the Company’s acquisition of Hawthorne Financial Corporation (“Hawthorne”), the Company sold approximately $330 million of mortgage-backed securities that were carried on Hawthorne’s books at a yield of 3.70%. Additionally, the Company prepaid approximately $330 million of borrowings from the Federal Home Loan Bank that were carried on Hawthorne’s books at a weighted average interest cost of 4.53%.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The sale of approximately $330 million of lower yielding mortgage backed securities, representing what was Hawthorne’s entire investment portfolio, and the prepayment of a corresponding amount of higher costing borrowings from the Federal Home Loan Bank, unwinds a wholesale leverage strategy that was on Hawthorne’s books at a negative spread. On a consolidated basis going forward, this balance sheet restructuring should result in higher net interest income, a wider net interest margin, stronger net income and earnings per share, and a balance sheet well positioned for projected higher market interest rates. Further, the successful completion of this deleverage strategy results in a decrease in the percentage of securities to total assets to approximately 10%, and an increase in the Company’s capital ratios, which is anticipated to support significant profitable growth.”

Commercial Capital Bancorp, Inc. has approximately $4.7 billion of total assets and $2.4 billion of deposits, without giving effect to purchase accounting adjustments. The Bank operates 19 banking offices located in Westlake Village (Ventura County), Tarzana, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open banking offices in Malibu, California in June 2004, Beverly Hills, California in August 2004 and Crystal Cove, California in early 2005. Commercial Capital Bancorp, Inc. was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended March 31, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.